RETIREMENT AND CONTINUED VESTING AGREEMENT
This Retirement and Continued Vesting Agreement (“Agreement”) is made by and between ENERSYS, a Delaware Corporation (the “Company”) and _________, an adult individual with an address at ____________ (“Employee”).
BACKGROUND
WHEREAS, Employee has heretofore been employed by the Company through one of its subsidiaries as its ____________.
WHEREAS, Employee has voluntarily resigned Employee’s employment with the Company effective as of ________ (“Separation Date”) and has requested that the Company agree to allow certain equity-based incentive awards (which would have otherwise been automatically cancelled and/or forfeited upon the Separation Date) to continue to vest and/or receive the same treatment absent such separation following the Separation Date in consideration of, and in exchange for, Employee’s execution and delivery of this Agreement.
WHEREAS, the Company accepts Employee’s resignation of employment agrees to allow certain of the Employee’s equity-based incentive awards to continue to vest in accordance with their respective terms following the Separation Date, subject to, and conditioned upon, Employee’s execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and the Company’s agreement to allow the aforementioned equity-based incentive awards to continue to vest notwithstanding Employee’s voluntary termination of employment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
1.Background; Effectiveness of Agreement.
1.1Incorporation of Background; Certain Defined Terms. The above recitals and defined terms set forth therein are hereby incorporated by reference and made a part of this Agreement as if set forth in their entirety.
1.2Effective Date. This Agreement shall become effective as of the date both parties sign it (the “Effective Date”).
2.Existing Equity-Based Awards; Other Payments.
1.1Continued Conditional Vesting of Existing Equity-Based Awards. In consideration of the Protective Covenants set forth in Section 3 and the release set forth in Section 4, the Company agrees that, notwithstanding the terms and conditions of (a) the Restricted Stock/ Performance Share Unit/Stock Option Agreements (as such term is hereinafter defined in Section 2.2) or (b) the EnerSys 2017 Equity Incentive Plan, as amended from time to time (the “2017 Equity Incentive Plan”) or the 2010 Equity Incentive Plan (as such terms are hereinafter defined in Section 2.2) (collectively, the “Equity Incentive Plans”), Employee’s retirement will not affect those restricted stock units, market share units, performance share units, or nonqualified stock options set forth in clauses (a) through (i) of Section 2.2 that were awarded to Employee prior to the Effective Date (collectively, the “Existing Equity-Based Awards”). Therefore, the Existing Equity-Based Awards will, subject to Section 3.4, continue to vest (and also be subject to expiration, cancellation and forfeiture) after the Effective Date in accordance with the terms of the Restricted Stock/Market Share Unit/Performance Share Unit/Stock Option Agreements. The number of restricted stock units, market share units, performance share units and stock options that remain outstanding and unvested under the Restricted Stock/Market Share Unit/Performance Share Unit/Stock Option Agreements as of the Effective Date and the years during which such units would vest (absent an intervening expiration, cancellation or forfeiture) are set forth on Schedule 1 attached hereto. The period commencing on the Effective Date and ending the date upon which all of the Existing Equity-Based Awards have either vested or been forfeited will be referred to herein at the “Vesting Period”.

1.2Restricted Stock/Performance Share Unit/Stock Option Agreements; 2017 and 2010 Equity Incentive Plans. As used herein, the term “Restricted Stock/Performance Share Unit/Stock Option Agreements” means, collectively, the following agreements between the Company and Employee: (a) <list of outstanding awards> , together with all of the terms and conditions of the EnerSys 2010 Equity Incentive Plan, as amended (the “2010 Equity Incentive Plan”) and the EnerSys 2017 Equity Incentive Plan, as amended (the “2017 Equity Incentive Plan”) (collectively, the “Equity Incentive Plans”) pursuant to which such Restricted Stock/Performance Share Unit/Stock Option Agreements were executed. <remove Plans that are not applicable to outstanding grants>
1.3Expense Reimbursement. The Company will reimburse Employee for reasonable business expenses Employee has incurred prior to the Effective Date in the course of performing business for the Company, in accordance with the Company’s normal expense reimbursement policies and practices.
1.4Unused PTO. The Company will pay Employee $________ less all applicable withholding, for earned but unused PTO. This payment will be made at the same time as the first normal payroll period following the Effective Date.
1.5Return of Company Property. Employee certifies to the Company that Employee has delivered to the Company all property belonging to the Company, including cell phones, computers, thumb drives, CDs, DVDs, computer disks, credit cards, automobiles, and keys, and all manuals, letters, notes, notebooks, price lists, customer lists, reports and copies thereof and all other materials of a confidential, privileged or proprietary nature relating to the Company’s business which are in Employee’s possession or under Employee’s control, regardless of whether such records are in hard copy or electronically stored. Employee certifies that Employee has not retained, and will not retain, any copies, duplications, reproductions or excerpts of the foregoing materials. Employee further agrees to leave intact all electronic documents maintained on any of the Company’s systems.
1.6Coverage Under Benefit Plans.
1.1.1The Company will continue to provide Employee the current level of coverage under its employee medical, dental, and vision plans until the end of the month in which the Effective Date occurs.
1.1.2The Company will terminate Employee’s current coverage under all other benefit plans effective on the Effective Date. Employee may be eligible to continue or convert coverages under certain plans as provided by the terms of the applicable plans or law. If Employee has any questions about Employee’s rights with respect to other benefits, Employee may call Zachary Hoffman at (1) 610-208-1991 ext. 1861. For information regarding rights under the Company’s employee pension/401(k) plans, Employee may call Empower Retirement Services at 1-855-756-4738 or visit them online at: https://participant.empowerretirement.com/participant/#/login.

3.Protective Covenants.
1.1Definitions.
1.1.1“Competitive Product or Service” means the design, manufacture, importing, development, distribution, marketing, or sale of:
(a)    motive power batteries, chargers, products, and accessories (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, and other commercial electric powered vehicles, as well as any software or technology related thereto), and each and every component thereof;

(b)    reserve power batteries, chargers, products, and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions, as well as any software or technology related thereto), and each and every component thereof;
(c)     stationary and DC power systems, battery management systems, power control systems, stored energy solutions, energy pipelines, maintenance services, applications for computer and computer-controlled systems, specialty power applications, and any products, accessories, software, technology, consulting services and/or turnkey services relating thereto (including the design, engineering, installation or service thereof), including each and every component thereof; and/or
(d)    any other product, service, software, or technology development of any kind or type that the Company or any of its Subsidiaries or affiliates (i) now makes, designs, manufactures, imports, develops, distributes, markets, researches or sells, or (ii) makes, designs, manufactures, imports, develops, distributes, markets, researches or sells at any time during your employment with the Company, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products, including but not limited to those used in space, defense, medical, transportation, industrial, or other stored energy solution applications, and/or hydrogen fuel cells.
1.1.2“Competitor” means Employee or any other person or organization engaged in (or about to become engaged in) research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.
1.1.3“Confidential Information” means information that is created and used in the Company’s business (or that of any of its Subsidiaries) and which is not generally known by the public, including but not limited to: trade secrets proprietary or customized software and databases; manufacturing processes and methods, product formulas, research and development; new product plans; the Company’s confidential records (or that of any of its Subsidiaries) pertaining to its existing or potential customers, including key customer contact information, contract terms and related information; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms and related information; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; personnel composition (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company and/or any of its Subsidiaries maintains as confidential. Employee specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Employee in the course of or as a result of Employee’s employment with the Company and/or any of its Subsidiaries. Confidential Information does not include information that is or may become known to Employee or to the public from sources outside the Company and/or any of its Subsidiaries and through means other than a breach of this Agreement or disclosed by Employee after written approval from the Company.
1.1.4“Customer” means any person(s) or entity(ies) that, within the period starting twenty-four (24) months prior to the Last Day and ending on the last day of the Restricted Period, Company (or any of its Subsidiaries) (a) provided products or services in connection with the Company’s business (or that of any of its Subsidiaries); and/or (b) provided written proposals concerning receiving products or services from the Company (and/or any of its Subsidiaries).

1.1.5“Indirectly” means that Employee shall not assist others in performing business activities that Employee is prohibited from engaging in directly under this Agreement.
1.1.6“Last Day” means the Separation Date.
1.1.7“Restricted Geographic Area” means the territory (i.e.: (i) country(ies), (ii) state(s), (iii) county(ies), or (iv) city(ies)) in which, during the period starting twenty-four (24) months prior to the Last Day and ending on the last day of the Restricted Period, the Company or any of its subsidiaries engaged in any business activities with respect to a Competitive Product or Service or in which Employee has knowledge of the Company’s plans to engage in any business activities with respect to a Competitive Product or Service.
1.1.8“Restricted Period” means the Vesting Period. Employee recognizes that this durational term is reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each position Employee holds at the Company.
1.1.9“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.
1.1.10“Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.
1.2Restrictive Covenants.  To protect the Company’s legitimate business interests, including with respect to Employee’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about and goodwill in its referral sources, customers and employees, Employee agrees that:
1.1.1Non-Competition.  During the Restricted Period and within the Restricted Geographic Area, Employee shall not, directly or Indirectly, engage or otherwise become involved in providing a Competitive Product or Service without the prior written Consent of the Company. Notwithstanding the foregoing, Employee may accept employment with a Competitor whose business is diversified, provided that: (a) Employee shall not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives written assurances from the Competitor and Employee that are satisfactory to the Company that Employee shall not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Employee from investing Employee’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Employee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.
1.1.2Non-Solicitation and Non-Inducement of Customers. During the Restricted Period and in connection with a Competitive Product or Service, Employee shall not directly or Indirectly: (a) solicit or attempt to solicit any Customer; or (b) induce or encourage any Customer to terminate a relationship with the Company and/or any of its Subsidiaries or otherwise to cease accepting services or products from the Company and/or any of its Subsidiaries.
1.1.3Non-Solicitation and Non-Inducement of Employees.  During the Restricted Period, Employee shall not directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees or former employees (or those of any of Company’s Subsidiaries) with whom Employee worked, had business contact, or about whom Employee gained non-public or Confidential Information (“Employees or Former Employees”); (b) contact or communicate with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company and/or any of its Subsidiaries or find employment or work with another person or entity; (c) provide or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (d) provide or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (e) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former Employees” shall refer to employees who are not employed by the Company and/or any of its Subsidiaries at the time of the attempted recruiting or hiring, but were employed by or working for the Company and/or any of its Subsidiaries in the three (3) months prior to the time of the attempted recruiting or hiring and/or interference.
1.1.4Non-Interference of Vendors and Suppliers.  During the Restricted Period, Employee shall not directly or Indirectly interfere with the Company’s relationships with its vendors or suppliers in any way that would impair the Company’s relationship (or that of any of its Subsidiaries) with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company and/or any of its Subsidiaries.
1.1.5General Exceptions. Employee understands that Employee’s non-compete and/or non-solicitation obligations in this Section shall not apply to Employee if Employee is covered under applicable state or local law prohibiting non-competes or non-solicits, including on the basis of Employee’s income at the time of enforcement.
1.1.6Covenants are Reasonable.  Employee acknowledges and agrees that the covenants in this Agreement are necessary and essential to protect the Company’s Confidential Information, Trade Secrets and the goodwill in its customers and employees; the area, duration and scope of the covenants in this Agreement are reasonable and necessary to protect the Company; they do not unduly oppress or restrict Employee’s ability to earn a livelihood in Employee’s chosen profession; they are not an undue restraint on Employee’s trade or any of the public interests that may be involved; good and valuable consideration exists for Employee’s agreement to be bound by such covenants; and the Company has a legitimate business purpose in requiring Employee to abide by the covenants set forth in this Agreement.
1.3Confidential Information and Trade Secrets.
1.1.1Access and Use.  Employee expressly acknowledges and agrees that, by virtue of Employee’s employment with the Company and exercise of Employee’s duties for the Company, Employee will have had access to and will have used certain Confidential Information and Trade Secrets, and that such Confidential Information and Trade Secrets constitute confidential and proprietary business information and/or Trade Secrets of the Company, all of which is the Company’s exclusive property. Accordingly, Employee agrees that Employee shall not, and shall not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for the Company; and (c) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic or magnetic information transmittal device or media.
1.1.2Duration of Confidential Information and Trade Secrets.  This obligation of non-disclosure and non-use shall last so long as the information remains confidential. Employee, however, understands that, if Employee primarily lives and works in any state requiring a temporal limit on non-disclosure clauses, Confidential Information shall be protected for the longer of (a) two (2) years following the Last Day or (b) the Restricted Period. Employee also understands that Trade Secrets are protected by statute and are not subject to any time limits. Employee also agrees to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if Employee has any questions about whether such information is protected information.
1.1.3Immunity under the Defend Trade Secrets Act of 2016.  Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under said Act.
1.1.4Additional Legal Exceptions to Non-Disclosure Obligations.  Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, especially with respect to a Federal or State administrative agency, equivalent State agency, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. With respect to an order of a court of competent jurisdiction, Employee will promptly provide written notice to the General Counsel of the Company of any such order. If the Company chooses to seek a protective order or other remedy, Employee will cooperate fully with the Company. If the Company does not obtain a protective order or other remedy or waives compliance with certain provisions of this Agreement, Employee will furnish only that portion of the Confidential Information which, in the written opinion of counsel, is legally required to be disclosed and will use Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act or otherwise disclosing information as permitted by law.
1.4Other Provisions.
1.1.1Non-Disparagement. During the Restricted Period, Employee shall not make any false, disparaging or derogatory statements, orally or in writing, concerning the Company to any third party, including, without limitation, any media outlet, industry group, or financial institution, or any current or former employee, independent sales representative, customer or vendor of the Company.
1.1.2Forfeiture of Existing Equity-Based Awards. If Employee breaches any of the covenants or agreements set forth on this Section 3 or release in Section 4, any then unvested Existing Equity-Based Awards shall be immediately and automatically forfeited. All vested Existing Equity-Based Awards shall be settled at the end of the three (3) year or four (4) year period, as applicable, from the date of the award thereof and shall remain subject in all respects to all restrictions on transferability which apply to such Existing Equity-Based Awards generally pursuant to the applicable Equity Incentive Plan or the applicable Restricted Stock/Performance Share Unit/Stock Option Agreement, as appropriate.
1.1.3Relief, Remedies and Enforcement. Employee acknowledges and agrees that a breach of any provision of this Agreement by me will cause serious and irreparable injury to the Company that will be difficult to quantify and that money damages alone shall not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by Employee, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Employee further agrees that should Employee breach this Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to Employee to enter into this Agreement, the disgorgement of any profits, commissions, or fees realized by Employee, any subsequent employers, any business owned or operated by Employee, or any of my agents, heirs, or assigns. Employee shall also pay the Company all reasonable costs and attorneys’ fees the Company incurred because of Employee’s breach of any provisions of this Agreement.

4.Release and No Complaints.
1.1Release. In consideration of the continued vesting of outstanding equity awards set forth in Section 2.1, which Employee acknowledges that Employee would not otherwise be entitled to receive, Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliated corporations and subsidiaries and its and their respective officers, directors, stockholders, agents, insurers, and benefit plans (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, lawsuits, debts, costs, covenants, agreements, promises, damages, obligations, liabilities and expenses (including, but not limited to, attorneys’ fees and costs) of every kind, known or unknown, suspected or unsuspected, which Employee ever had or now has against any of the Released Parties arising out of, or relating in any way to, Employee’s hiring by, employment with, or separation of employment from the Company, or otherwise relating to Employee’s interactions, involvement or employment with the Company, which are based on any act, event or omission occurring on or before the date Employee executes and delivers this Agreement to the Company (collectively, “Claims”). Employee understands and acknowledges that the release set forth in this Section 4.1 releases and waives all Claims against all of the Released Parties to the extent permitted by law, except (i) any claim for breach of the provisions of this Agreement and (ii) any rights to claim vested benefits under, and in accordance with, the terms of (A) the Equity Incentive Plans and related Existing Equity-Based Awards and (B) any other applicable employee benefit plan maintained or sponsored by the Company, (iii) any claim for unemployment compensation benefits, and (iv) any claim for workers’ compensation benefits. Employee certifies that Employee is not presently aware of any illness or injury arising out of Employee’s employment with the Company, and that as it relates to Employee, the Company has complied in all respects with its obligations under the Fair Labor Standards Act of 1938.
1.2No Complaints. Employee represents and warrants to the Company that Employee has not filed any charge or complaint based on any Claims released by this Agreement against any of the Released Parties with any local, federal or state administrative agency or court and agrees that Employee shall not to do so in the future, except as specifically permitted by law. Furthermore, if any such charge or complaint is filed by or on behalf of Employee against any or all of the Released Parties, Employee shall disclaim entitlement to any relief and shall not accept any relief obtained with respect to such Claims. If Employee files any charge or complaint with respect to any Claims released by this Agreement, Employee shall pay the Company’s or any of the other applicable Released Parties’ attorneys’ fees and costs in defending against such Claims. Nothing in this Agreement shall bar Employee from making reports or filing complaints with the Securities and Exchange Commission or other federal or state agencies. Further, Employee does not waive any right Employee may have to receive whistleblower awards in connection with such reports or complaints.
5.Miscellaneous.
1.1Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be given by registered or certified mail, postage prepaid with return receipt requested, to the residence of Employee at the address set forth in the introductory paragraph of this Agreement, or hand delivered to Employee in the case of notices to Employee; and by registered or certified mail, postage prepaid with return receipt requested to the principal office of the Company, in the case of notices to the Company. Notices to the Company shall not be effective unless given to the Company at 2366 Bernville Road, Reading, PA 19605, Attention: General Counsel.
1.2Waiver. The waiver by Employee or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.
1.3Severability. The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law. Furthermore, if any such restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.
1.4Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Employee may not assign my rights and obligations under this Agreement without the prior written consent of the Company. The Company may assign this Agreement and/or its rights or obligations under this Agreement. Any and all rights and remedies of the Company under this Agreement inure to the benefit of and will be enforceable by any successor or assignee of the Company.
1.5Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede and replace any and all previous contracts, arrangements or understandings between the Company and Employee relating to Employee’s employment or the consequences of a termination of such employment; provided, however, that, (a) Employee shall continue to be bound by all prior agreements Employee entered into with the Company relating to confidentiality, trade secrets, non-competition, and restrictive covenants (“Prior Restrictive Agreements”); and (b) except as otherwise specifically set forth in Section 2.1, this Agreement does not change or otherwise affect (i) the Restricted Stock/Market Share Unit Agreements under which the Existing Equity-Based Awards were granted to Employee or the applicable Equity Incentive Plan or (ii) any other rights which Employee may have (if any) under any of the other employee benefit plans or schemes maintained by the Company or its affiliates and in which Employee is a participant as of the Effective Date. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
1.6Acknowledgement Regarding Voluntary Resignation of Employment. The Company hereby acknowledges that Employee voluntarily resigned from Employee’s employment.
1.7Cooperation. Employee shall (a) cooperate fully with reasonable requests from the Company in connection with matters with which Employee was involved prior to the Effective Date and (b) sign all letters the Company requests in which Employee confirms Employee’s resignation as an officer of Company or any of its affiliated or Subsidiary companies.
1.8Withholding. The payment of any amount pursuant to the Restricted Stock/Performance Share Unit/Stock Option Agreements shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the respective terms thereof or the Equity Incentive Plans or any of the Company’s other applicable employee benefit plans, if any.
1.9Applicable Law; Consent to Jurisdiction; Etc. Subject to the exceptions below, this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this Agreement will be instituted in the U.S. District Court for the Eastern District of Pennsylvania, and each party (a) irrevocably waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding and any claims that such action, suit or proceeding has been brought in an inconvenient forum, and (b) irrevocably submits to the exclusive jurisdiction of such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided herein.
1.10Notice of Rights Under the ADEA. Employee acknowledges that:

1.1.1Consideration. Employee will have twenty-one (21) days within which to consider the terms set forth in this Agreement. Employee may sign this Agreement before the expiration of such twenty-one (21) day consideration period.
1.1.2Consultation With an Attorney. Employee has been advised by the Company that Employee may consult with an attorney of Employee’s choosing at Employee’s own expense prior to signing this Agreement and that Employee has, in fact, consulted with an attorney prior to signing this Agreement.
1.1.3Revocation Period. For a period of seven (7) days after signing this Agreement, Employee may revoke the release of Claims under the ADEA set forth in this Agreement by delivering written notice of such revocation to EnerSys’ General Counsel, Joseph G. Lewis, within such seven (7) day period. If Employee revokes Employee’s release of ADEA Claims, this entire Agreement will be void and Employee will not be entitled to receive any of the payments or benefits provided by this Agreement.
1.1.4Knowing and Voluntary Waiver and Release of Claims. Employee has waived and released the Claims knowingly and voluntarily in exchange for the payments and other benefits set forth in this Agreement, and Employee acknowledges that Employee would not otherwise be entitled to those benefits.
1.11Headings/Other Definitions. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.
1.12Survival.  All wrongful competition, wrongful solicitation, and confidential information/trade secret obligations in this Agreement shall survive the termination or expiration of this Agreement, and no dispute regarding any other provisions of this Agreement or regarding Employee’s employment or the termination of Employee’s employment shall prevent the operation and enforcement of these obligations.
1.13Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Either party to this Agreement may deliver an executed counterpart hereof by facsimile transmission or electronic mail (as a portable document format (PDF) file) to the other party hereto and any such delivery shall have the same force and effect as the delivery of a manually signed counterpart of this Agreement.
6.Section 409A.
1.1Interpretation. The benefits provided under this Agreement are intended to comply with, or be an exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, or other interpretive authority thereunder (“Section 409A”). To the extent that the benefits are subject to Section 409A, this Agreement will be interpreted and construed in favor of the Employee to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of Section 409A or, alternatively, to comply with an exemption from Section 409A and the applicable guidance thereunder. Each payment of compensation under this Agreement will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception.
1.2Separation from Service and Specified Employee. To the extent Section 409A applies, any reference herein to a termination of employment, retirement, separation from service or phrases of similar import will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Notwithstanding anything to the contrary in the Agreement, if the Employee is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph shall be paid to the Employee in a lump sum, and any remaining payments and benefits due under the

Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
1.3Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, to the extent necessary to comply with Section 409A, the payment shall not be paid until the later of (i) the first payroll date of the second calendar year, or (ii) the date that such release becomes effective and irrevocable. The Employee shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A.
1.4No Warranty or Guaranty of Tax Treatment. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Agreement. The Company does not represent that this Agreement complies with Section 409A and in no event shall the Company, its affiliates nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on the Employee (or any other individual claiming a benefit through the Employee) pursuant to Section 409A or damages for failing to comply with Section 409A. The Employee is solely responsible for the proper tax reporting and timely payment of any tax or interest for which he or she is liable as a result of the compensation or benefits payable pursuant to this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

Employee	EnerSys
By: Name: Dated:	By: Name: David M. Shaffer Title: President & CEO Dated:

SCHEDULE 1

Grant Date	Unvested Restricted Stock Units*	Unvested Total Shareholder Return Units*	Unvested EPS Performance Units*	Unvested Stock Options	Year In Which Full Vesting Would Occur

* Subject to adjustment for any future declared and paid cash dividends.